For More Information, Contact:
Aileen Osborn QAD Vice President Finance 805.566.6077 investor@qad.com	Rob Whetstone/Laurie Berman PondelWilkinson Inc. 310.279.5980 investor@pondel.com
QAD ANNOUNCES FISCAL 2007
FIRST QUARTER FINANCIAL RESULTS
Carpinteria, Calif. — May 18, 2006 — QAD Inc. (NASDAQ: QADI), a leading provider of enterprise applications for global manufacturers, today reported financial results for the fiscal 2007 first quarter ended April 30, 2006.
QAD posted total revenue of $53.4 million in the first quarter of fiscal 2007, compared with $56.0 million in the same period last year. License revenue for the most recent quarter was $10.3 million, versus $13.9 million in the same period last year. Maintenance and other revenue was $30.2 million, compared with $28.6 million in the first quarter of fiscal 2006. Services revenue was $12.9 million for the first quarter of fiscal 2007, versus $13.5 million in last year’s first quarter.
Net income for the fiscal 2007 first quarter was $1.4 million, or $0.04 per diluted share, which included stock compensation expense of $1.3 million, or $0.02 per diluted share net of tax, related to the new accounting standard requiring expensing of equity compensation under FAS 123R.
In the comparable period last year, net income was $2.5 million, or $0.07 per diluted share. Fiscal 2006 first quarter net income included a one-time charge of $0.9 million, or $0.02 per diluted share net of tax, related to facility exit costs, offset by a $0.4 million, or $0.01 per diluted share, tax benefit primarily attributable to the reversal of deferred tax asset valuation allowances.
Gross margin for the first quarter of fiscal 2007 was 60%, equal to that in the same period last year. Total operating expenses were $31.4 million in the fiscal 2007 first quarter, compared with $30.1 million in the comparable period last year. The increase in total operating expenses includes planned expanded investment in global research and development activities to enhance the company’s product offering, and stock compensation expense.
“As we anticipated, license revenue was lighter in this year’s first quarter than during the previous year, as we focused on rebuilding our sales funnel after a strong finish to fiscal 2006,” said Karl Lopker, chief executive officer of QAD. “Even so, our commitment to prudent expense management allowed us to maintain profitability.
“Based on the very positive feedback we received from customers, prospects and industry analysts at our recent EXPLORE user conference regarding our current product portfolio and new offerings under development, we expect to see our efforts translate into higher order activity as the year unfolds,” said Lopker.
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QAD Inc.

QAD’s cash and equivalents balance at April 30, 2006 was $69.0 million. For the fiscal 2007 first quarter, cash flow provided by operations was $11.5 million, compared to $3.9 million for the fiscal 2006 first quarter.
Recent Highlights
•	In the fiscal 2007 first quarter, QAD received orders from 18 customers representing more than $500,000 each in combined license, support and services billings, including four orders in excess of $1 million, one of which exceeded $2 million;

•	In the first quarter of fiscal 2007, QAD sold licenses to global manufacturers in its six vertical markets, including Arvin Meritor, Ben Venue Laboratories, David Yurman, Ericsson, Freudenberg & Company, Harris RF Communications, J Cortes Cigars, Kolmar Laboratories, Raypak, Rockwell Automation, SanDisk, and Schlumberger;

•	QAD earned HDI Support Center Certification for its Brazil site. HDI is the world’s largest membership association for IT service and support professionals and is the premier certification body for the industry;

•	In April 2006, veteran investment banker, Scott Adelson joined QAD’s Board of Directors;

•	In May 2006, QAD welcomed a record number of customers to the EXPLORE user conference in Denver. In conjunction with the conference, the company made several important announcements including:
•	The availability of the company’s flagship ERP software with a Microsoft.NET Framework-based user interface as well as support for Microsoft SQL Server 2005 database technology in the near future;

•	The launch of three new product modules that enhance the customer management capabilities of QAD’s flagship enterprise software for manufacturing operations;

•	The preview of a major new release planned for next March will significantly enhance QAD’s global shared services financial capabilities that leverage the company’s new Service Oriented Architecture; and,

•	A new partnership with Netregulus, an established provider of enterprise compliance software for regulated industries, to deliver joint solutions to the life sciences marketplace.
•	Today, QAD announced an open market stock repurchase program for up to one million shares of its common stock for a period of one year.
Business Outlook
QAD expects to post fiscal 2007 second quarter revenue of between $55 million and $58 million and earnings in the range of $0.00 to $0.03 per diluted share, depending on the level and mix of revenue. This guidance includes a $0.03 per diluted share net of tax charge for stock compensation expense related to FAS 123R.
QAD maintains its full-year fiscal 2007 financial guidance of revenue between $230 million and $245 million and earnings in the range of $0.16 to $0.33 per diluted share. This range of earnings includes an estimated $0.11 per diluted share net of tax charge for stock compensation
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QAD Inc.

expense related to FAS 123R. This business outlook assumes an effective tax rate of 33% for fiscal 2007. The company noted that these projections are subject to various risks, including, among other factors, the environment for information technology investment and other global economic dynamics.
Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PDT (5:00 p.m. EDT) to review the company’s financial results and operations for the fiscal 2007 first quarter. The conference call will be webcast live and accessible on the investor relations section of QAD’s Web site at www.qad.com, where it will be available for approximately one year.
About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications at approximately 5,500 licensed sites in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at www.qad.com.
“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.
Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2006 ended January 31, 2006.
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FINANCIAL TABLES FOLLOW
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QAD Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended April 30,
	2006		2006
(In thousands, except per share data)	As Reported	Adjustments	Non-GAAP	2005

Revenue:
License fees	$10,291		$10,291	$13,879
Maintenance and other	30,190		30,190	28,610
Services	12,926		12,926	13,495

Total revenue	53,407		53,407	55,984

Cost of revenue:
Cost of license fees	1,661		1,661	2,069
Cost of maintenance, service and other revenue (1)	19,944	(217)	19,727	20,533

Total cost of revenue	21,605	(217)	21,388	22,602

Gross profit	31,802	217	32,019	33,382

Operating expenses:
Sales and marketing (1)	15,631	(309)	15,322	15,052
Research and development (1)	9,373	(204)	9,169	8,260
General and administrative (1)	6,399	(526)	5,873	6,711
Amortization of intangibles from acquisitions	10		10	94

Total operating expenses	31,413	(1,039)	30,374	30,117

Operating income	389	1,256	1,645	3,265
Other (income) expense:
Interest income	(659)		(659)	(335)
Interest expense	310		310	550
Other (income) expense, net	(1,384)		(1,384)	(22)

Total other (income) expense	(1,733)		(1,733)	193

Income before income taxes	2,122	1,256	3,378	3,072
Income tax expense (1)	713	421	1,134	569

Net income	$1,409	$835	$2,244	$2,503

Basic net income per share	$0.04		$0.07	$0.07
Diluted net income per share	$0.04		$0.07	$0.07

Basic weighted shares	32,621		32,621	33,852
Diluted weighted shares	33,422		33,259	34,813

(1)	Non-GAAP adjustments represent amounts recorded for stock-based compensation in these costs and expenses.

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	April 30,	January 31,
	2006	2005
	(unaudited)	(audited)
Assets
Current assets:
Cash and equivalents	$68,975	$59,971
Accounts receivable, net	42,977	61,819
Other current assets	17,030	14,406

Total current assets	128,982	136,196

Property and equipment, net	40,840	40,825
Capitalized software costs, net	4,798	5,251
Goodwill	11,168	10,640
Other assets, net	14,386	14,146

Total assets	$200,174	$207,058

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$242	$243
Accounts payable and other current liabilities	34,422	39,945
Deferred revenue	72,141	75,314

Total current liabilities	106,805	115,502

Long-term debt	17,470	17,546
Other liabilities	1,632	1,485

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	124,992	123,376
Treasury stock	(19,345)	(20,752)
Accumulated deficit	(23,842)	(23,551)
Unearned compensation — restricted stock	(229)	(330)
Accumulated other comprehensive loss	(7,344)	(6,253)

Total stockholders’ equity	74,267	72,525

Total liabilities and stockholders’ equity	$200,174	$207,058

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended
	April 30,
	2006	2005
Net cash provided by operating activities	$11,514	$3,872

Cash flows from investing activities:
Purchase of property and equipment	(1,319)	(2,673)
Capitalized software costs	(213)	(1,468)
Acquisitions of businesses, net of cash acquired	(1,034)	—
Proceeds from sale of marketable securities	—	13,000
Proceeds from sale of property and equipment	159	27

Net cash (used in) provided by investing activities	(2,407)	8,886

Cash flows from financing activities:
Repayments of debt	(78)	(87)
Proceeds from issuance of common stock	526	576
Changes in cash overdraft	1,307	(91)
Dividends paid	(815)	(847)

Net cash provided by (used in) financing activities	940	(449)

Effect of exchange rates on cash and equivalents	(1,043)	(116)

Net increase in cash and equivalents	9,004	12,193
Cash and equivalents at beginning of period	59,971	55,289

Cash and equivalents at end of period	$68,975	$67,482